Ex. T3A.60
The Commonweath of Massachusetts

OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
MICHAEL JOSEPH CONNOLLY, Secretary
ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

ARTICLES OF ORGANIZATION
(Under G.L. Ch. 156B)

ARTICLE I

The name of the corporation as:

UNO RESTAURANT OF WOBURN, INC.

ARTICLE II

The purpose of the corporation is to engage in the following business activities:

To conduct in all its branches, at wholesale and retail, as the case may be, and as principal, sales, business, special, or general agent, broker, factor, buyer, seller, mortgager, mortgagee, promoter, finder, franchiser, franchisee, licensor, licensee, co-ordinator, consultant, advisor, jobber, and distributor, as the case may be, and in any other lawful capacity, the business of acquiring, owning, erecting, constructing, developing, renovating, operating, managing, supervising, and generally dealing in and with restaurants, refreshment stands and booths, cafeterias, tea rooms, snack bars, coffee shops, dining facilities, driveins, taverns, night clubs, catering establishments, automatic vending devices, and related facilities for dispensing and furnishing food, confections, alcoholic and non-alcoholic beverages and related and unrelated products, retail shops, departments and concessions for the sale of merchandise and services of all kinds, and parking areas, hotels, motels, inns, tourist courts, service stations, and recreational and entertainment facilities of all kinds, and the business of creating, developing, producing, preparing, packaging, marketing, dispensing, and distributing food, confections, alcoholic and non-alcoholic beverages and related and unrelated products, and supplies, equipment and furnishings of all kinds.

To have, in furthermore of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in these Articles of Organization or in the Laws of the Commonwealth of Massachusetts.

Note:  If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch.  Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

_____________
Examiner

_____________
Name Approved

C ☒
P ☐
M ☐
R.A. ☐

______5_______
P.C.

ARTICLE III

The type and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue [illegible]

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
COMMON:	100	COMMON:
PREFERRED:		PREFERRED:

ARTICLE IV

If more than one type, class of stock is authorized, a description of each with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each type and class thereof and any series now established.

N/A

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

None; however, shares of stock of the corporation may be subjected to restrictions on the transfer thereof under duly adopted by-law provisions and/or under any agreement to which the corporation shall be a party.

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:  If there are no provisions state “None”.

NONE

Note:  The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

Pizzeria

UNO

Restaurant & Bar                                             LAW DEPARTMENT

100 Charles Park Road ● West Roxbury, MA 02132-4985 ● 617-323-9200 ● FAX 617-323-7170

August 11, 1994

The Commonwealth of Massachusetts

Office of the Secretary of State

One Ashburton Place

Boston, Massachusetts 02108

RE:  Use of Name – Uno Restaurant of Woburn, Inc.

Dear Sir or Madam:

Uno Restaurants, Inc. hereby gives consent for use of name in the State of Massachusetts to Uno Restaurant of Woburn, Inc.

Sincerely

UNO RESTAURANTS, INC.

/s/ John O. Cunningham

John O. Cunningham

Vice President,

General Counsel & Clerk

JOC/cam

Enclosures

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth.  If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

ARTICLE VIII

a.  Street address of the corporation IN MASSACHUSETTS is: (post office boxes are not acceptable)

100 Charles Park Road, West Roxbury, MA  02132

b.  The name, residence and post office address (if different) of the director and officer of the corporation are as follows:

NAME		RESIDENTIAL ADDRESS	POST OFFICE ADDRESS

President:	Craig S. Miller	101 Fox Run Road Sudbury, MA 01776	SAME
Treasurer:	Robert M. Brown	28 Everett Street Stoneham, MA 02180	SAME
Clerk:	John O. Cunningham	9 Post Oak Lane #15 Natick, MA 01760	SAME
Directors:	Aaron D. Spencer	69 Farlow Road Newton, MA 02159	SAME
	Craig S. Miller	101 Fox Run Road Sudbury, MA 01776	SAME
	Robert M. Brown	28 Everett Street Stoneham, MA 02180	SAME

c.  The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of:

     September

d.  The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any,  is:

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.  September

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/WE, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Article of Organization as incorporator(s) this 29th day of July, 1994.

/s/ Robert Leone
Robert Leone Prentice Hall Legal & Financial Services
84 State Street Boston, MA 02109

Note:  If an already existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF ORGANIZATION
GENERAL LAWS, CHAPTER 156B, SECTION 12

I hereby certify that, upon examination of these articles of organiza-tion, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 2nd day of August 1994.

Effective date:

/s/ Michael Joseph Connolly

MICHAEL JOSEPH CONNOLLY
Secretary of the Commonwealth

FILING FEE:  1/10 of 1% of the total authorized capital stock, but not less than $200.00.  For the purpose of filing, shares of stock with a par value less than one dollar, or no par stock, shall be deemed to have a par value of one dollar per share.

PHOTOCOPY OF ARTICLES OF ORGANIZATION TO BE SENT:

John O. Cunningham
Uno Restaurants Inc.
100 Charles Park Road West Roxbury, MA 02132
Telephone: (617) 323-9200